Exhibit 99.1

   Media Contact: Kekst & Co.             STILWELL
      Robert Siegfried (212-521-4832)     FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                    920 Main Street, 21st Floor
                                                   Kansas City, Missouri  64105

Investors Contact:                                             NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO

  Douglas E. Pittman (816-218-2415)     Release No. 2000-09    December 7, 2000
    Manager of Investor Relations


                                 {NEWS RELEASE}

                        STILWELL FINANCIAL INC. ANNOUNCES

            COMPLETION OF $600 MILLION IN BANK CREDIT FACILITIES AND

                              QUARTERLY DIVIDEND


Kansas City, Missouri

Stilwell Financial Inc. ("Stilwell"; NYSE: SV) today announced the completion of a $300 million 364-Day Competitive Advance and Revolving Credit Facility and a
$300 million Five-Year Competitive Advance and Revolving Credit Facility. The proceeds of any borrowings under the facilities are to be used for working capital and general corporate purposes, including repurchases of outstanding shares of common stock.

Landon H. Rowland, Chairman, President and Chief Executive Officer, said, "With this new credit facility now in place, Stilwell and its subsidiaries have the financial flexibility to support the growth and to strengthen the operations of their businesses, as well as to provide the ability to capitalize on opportunities as they arise."

In a separate matter, the Stilwell Board of Directors declared a $0.01 per share quarterly dividend on Stilwell's outstanding common stock. The dividend will be payable on January 31, 2001 to stockholders of record at the close of business on January 15, 2001.

The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 82.5% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 88% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximately 33% interest.

                              * * * * * * * * * *

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and filed by the Company with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                                                           ............. THE END